Exhibit 32 Section 1350 Certifications.

Exhibit 32

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, the Chief Executive Officer and the Chief Financial Officer of Tidelands Bancshares, Inc. (the “Company”), each certify that, to his knowledge on the date of this certification:

1.	The annual report of the Company for the period ended December 31, 2006 as filed with the Securities and Exchange Commission on this date (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By: /s/ Robert E. Coffee, Jr.
Robert E. Coffee, Jr.
Chief Executive Officer March 19, 2007

By: /s/ Alan W. Jackson
Alan W. Jackson
Chief Financial Officer March 19, 2007